Philadelphia Consolidated Revises Estimate of Losses from 2004 Hurricanes

JANUARY 25, 2005 PRESS RELEASE

Bala Cynwyd, PA – Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) today announced revised estimates of gross losses attributable to Hurricanes Charley, Frances, Ivan and Jeanne and related reinsurance premium expenses relating to its associated catastrophe reinsurance programs.

The following catastrophe loss estimates due to the hurricanes impacted both the personal and commercial lines books of business. The Company has substantially completed its assessments of all reported claims to date. However, loss estimates may still evolve due, in part, to the number of claims which have not been completely remediated or repaired to date.

(Dollars in millions)

				Revised Net
	Revised Gross Loss			After-Tax Loss		Change in Net
	Estimate at	Gross Loss Estimate	Change in Gross	Estimate at	Net After- Tax Loss	After-Tax
Hurricane	12/31/04	at 9/30/04	Loss Estimate	12/31/04	Estimate at 9/30/04	Loss Estimate
Charley	$227.4	$222.1	$5.3	$6.8	$6.8	$—
Frances	$203.0	$127.4	$75.6	$6.8	$6.8	$—
Ivan	$19.8	$17.4	$2.4	$4.6	$4.6	$—
Jeanne	$209.8	$278.7	$(68.9)	$12.2	$6.8	$5.4

The $5.4 million increase in net after-tax losses ($8.3 million pre-tax) was due to a higher loss estimate for Hurricane Frances, which, when combined with the aggregate loss estimates for Hurricanes Charley and Jeanne, resulted in $8.3 million of Hurricane Jeanne losses to be in excess of the aggregate $80 million coverage limit available on the $40 million excess $50 million loss layer of the Company’s catastrophe reinsurance program. Additionally, as a result of the revised gross hurricane loss estimates and a change in the distribution of losses by storm, the after-tax estimate for associated reinstatement premium expense and accelerated reinsurance premium expense was reduced by $1.0 million ($1.5 million pre-tax). The combined impact of the change in the loss estimates for the hurricanes and associated reinsurance premium expense is a reduction to net income of $4.4 million ($6.8 million pre-tax), or $0.19 diluted loss per share.

January 25, 2005 Press Release

Forward-Looking Information

This release may contain forward-looking statements that are based on management’s estimates, assumptions and projections. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company’s business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws, and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) claims development and the adequacy of our liability for unpaid loss and loss adjustment expenses; (vi) severity of natural disasters and other catastrophe losses; (vii) adequacy of reinsurance coverage which may be obtained by the Company; (viii) ability and willingness of our reinsurers to pay; and (ix) future terrorist attacks.

Philadelphia Insurance Companies is a specialty niche Company which markets and underwrites property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A. For more information about our Company or to review our 2003 annual report, visit our web site at www.phly.com.